Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146341

KBS REAL ESTATE INVESTMENT TRUST II, INC.

SUPPLEMENT NO. 16 DATED APRIL 9, 2009

TO THE PROSPECTUS DATED APRIL 22, 2008

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust II, Inc. dated April 22, 2008, as supplemented by supplement no. 13 dated February 11, 2009, supplement no. 14 dated February 19, 2009 and supplement no. 15 filed on March 30, 2009. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust II, Inc. and, as required by context, KBS Limited Partnership II, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose updated information regarding the prior performance of KBS-sponsored programs.

PRIOR PERFORMANCE SUMMARY

In January 2006, our sponsors teamed to launch the initial public offering of their first public non-traded REIT, KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I, and they are currently sponsoring the initial public offering of KBS Strategic Opportunity REIT, Inc., which as of the date of this supplement is in registration with the SEC. We refer to KBS Strategic Opportunity REIT, Inc. as KBS Strategic Opportunity REIT in this supplement. Our advisor, KBS Capital Advisors, is also the external advisor to KBS REIT I and KBS Strategic Opportunity REIT.

Since 1992, two of our sponsors, Peter M. Bren and Charles J. Schreiber, Jr., have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate funds that have raised over $2.0 billion of equity from institutional investors. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors, LLC, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS investment advisors.

Unless otherwise indicated, the information presented below represents the historical experience of KBS REIT I and the private real estate funds sponsored by KBS investment advisors as of the 10 years ending December 31, 2008. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this supplement relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this supplement were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT. We have omitted from this discussion information regarding the prior performance of entities for which an institutional investor engaged a KBS investment advisor if the investor had the power to reject the real estate acquisitions proposed by the KBS investment advisor. Such entities are not considered “funds” or “programs” as those terms are used in this supplement.

For additional information about the funds discussed in this supplement, see the Prior Performance Tables included herein. These five tables present information with respect to (i) the experience of our sponsors in raising and investing funds, (ii) the compensation paid by prior funds to the sponsor and its affiliates, (iii) the operating results of prior funds, (iv) sales or disposals of properties by prior funds and (v) results of completed funds.

KBS REIT I

On January 27, 2006, our sponsors launched the initial public offering of KBS REIT I, a publicly registered, non-traded REIT. Its initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2008, KBS REIT I had accepted gross offering proceeds of $1.8 billion, including $71.3 million from shares issued pursuant to its dividend reinvestment plan, from approximately 42,553 investors. Of the amount raised pursuant to its dividend reinvestment plan, $15.4 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT I ceased offering shares in its primary public offering on May 30, 2008 and KBS REIT I continues to offer shares under its dividend reinvestment plan.

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As of December 31, 2008, KBS REIT I owned 22 office buildings, one light industrial property, three corporate research properties, two distribution facilities, one industrial portfolio consisting of nine distribution and office/warehouse properties, one office/ flex portfolio consisting of four properties and an 80% membership interest in a joint venture that owns a portfolio of 23 institutional quality industrial properties and holds a master lease with a remaining term of 14.25 years with respect to another industrial property (by “institutional quality” we mean properties with certain features (tenancy, location, construction quality, management, functionality, etc.) and benefits that help distinguish them as desirable investments to relatively risk adverse high net worth entities). At December 31, 2008, the portfolio was approximately 93% leased. In addition, KBS REIT I owned seven mezzanine real estate loans, two B-notes, a partial ownership interest in three mezzanine real estate loans, a partial ownership interest in a senior mortgage loan, two loans representing senior subordinated debt of a private REIT and two first mortgage loans. KBS REIT I had also originated three secured loans and one mezzanine loan and holds two investments in securities directly or indirectly backed by commercial mortgage loans. KBS REIT I used the net proceeds from its initial public offering and debt financing to purchase or fund $3.1 billion of real estate and real estate-related investments as of December 31, 2008, including $34.5 million in acquisition fees and closing costs. As of December 31, 2008, KBS REIT I had used the net proceeds from its initial public offering for real estate properties and real estate-related assets in the amounts of $0.8 billion and $0.8 billion, respectively, and had debt financing on its real estate properties and real estate-related assets in the amounts of $1.2 billion and $0.3 billion, respectively.

KBS REIT I has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT I has acquired and manages a diverse portfolio of real estate and real estate-related assets. It has diversified the portfolio by property type, geographic region, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provide attractive and stable returns to its investors. In constructing its portfolio, KBS REIT I has targeted approximately 70% core investments, which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover, and approximately 30% enhanced-return properties (which are higher-yield and higher-risk investments than core properties, such as properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties) and real estate-related investments, including mortgage loans, mezzanine debt, mortgage-backed securities and other similar structured finance investments. Though this is its target portfolio, KBS REIT I’s portfolio may vary from its expected composition to the extent that KBS Capital Advisors presents KBS REIT I with good investment opportunities that allow it to meet the REIT requirements under the Internal Revenue Code. As of December 31, 2008, as a percentage of its total investments, the purchase price of KBS REIT I’s real estate properties represented 65% of its portfolio and the purchase price of its real estate-related investments represented 35% of its portfolio.

As of December 31, 2008, as a percentage of amount invested (based on purchase price), KBS REIT I had invested in the following types of assets (including its investments through a consolidated joint venture): 36% in 22 office properties, 29% in 42 industrial properties and a master lease with a remaining term of 14.25 years in another industrial property, 25% in interests in 10 mezzanine loans, 5% in interests in seven mortgage loans, 2% in interests in two loans representing subordinated debt of a private REIT, 2% in two investments in securities directly or indirectly backed by commercial mortgage loans and 1% in interests in two B-notes. All of KBS REIT I’s real property investments have been made within the United States. Also as of December 31, 2008 and as a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT I’s investments in real properties were as follows (including its investments through a consolidated joint venture): 41% in 26 properties and a master lease with a remaining term of 14.25 years in another property in the East; 30% in 22 properties in the South; 15% in nine properties in the West; and 14% in seven properties in the Midwest. All of the real properties purchased by the KBS REIT I had prior owners and operators.

KBS REIT I had not sold any properties or other investments as of December 31, 2008. KBS REIT I intends to hold its properties and other investments for an extended period, typically four to seven years for real properties. In November 2007, the borrowers of a mezzanine loan in which KBS REIT I held a $21 million interest paid off the loan in full, including a spread maintenance premium.

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KBS REIT I’s primary offering was subject to the up-front commissions, fees and expenses associated with this offering and it has fee arrangements with KBS affiliates structured similar to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT I and the operating results of KBS REIT I, see Tables II and III of the Prior Performance Tables in this supplement.

The KBS REIT I prospectus disclosed that KBS REIT I may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT I does not list its shares of common stock on a national securities exchange by November 2012, its charter requires that KBS REIT I either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached November 2012, none of the actions described in (i) or (ii) above have occurred.

If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT I’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT I sought and failed to obtain stockholder approval of its liquidation, the KBS REIT I charter would not require KBS REIT I to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT I could continue to operate as before. If KBS REIT I sought and obtained stockholder approval of its liquidation, KBS REIT I would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT I’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

The continued disruptions in the financial markets and deteriorating economic conditions have adversely affected the fair values and recoverability of certain of KBS REIT I’s investments. KBS REIT I disclosed fair values below its book values for certain assets in its 2008 year-end financial statements and recognized impairments related to a limited number of assets.

At each financial statement reporting date KBS REIT I marks its marketable real estate securities to market and determines if any decline in the market value of an individual security below its adjusted cost basis is other-than-temporary based upon (i) the length of time and the extent to which the fair value has been less than the adjusted cost basis, (ii) an analysis of the anticipated future cash flow from the underlying collateral, (iii) KBS REIT I’s ability and intent to retain the investment for a period of time sufficient to allow for the recovery in the fair value and (iv) other factors. During the year ended December 31, 2008, KBS REIT I recognized other-than-temporary impairments of marketable real estate securities totaling approximately $50.1 million related to its floating rate CMBS and fixed rate securities as discussed in more detail below.

KBS REIT I recognized an other-than-temporary impairment of $18.2 million on its floating rate CMBS investment due to a prolonged decrease of the market value of the securities below KBS REIT I’s cost basis for the investment, a downgrade in the credit rating of these securities in July 2008 and defaults in the collateral pool. The total impairment is equal to the entire approximately $18 million acquisition cost. KBS REIT I does not currently expect to recover any of its principal on this investment.

In addition, for the year ended December 31, 2008, KBS REIT I recognized an other-than-temporary impairment of $31.9 million on its fixed rate securities due to the size of the market value decline and the length of time the fair value both has been and is expected to be below KBS REIT I’s cost. KBS REIT I acquired the fixed rate investment grade securities with a face amount of approximately $82 million for approximately $44 million in June 2008. The market value of these securities was adversely affected by market perceptions that defaults on the underlying mortgage loans will increase.

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With respect to its loan portfolio, KBS REIT I considers a loan held for investment to be impaired when it becomes probable, based on current information, that it will be unable to collect all amounts estimated to be collected at the time of acquisition. The amount of impairment, if any, will be measured by comparing the recorded amount of the loan to (i) the present value of the expected cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price or (iii) the fair value of the collateral. During the year ended December 31, 2008, KBS REIT I recorded an impairment charge for the full amount of its $50 million subordinated debt investment in Petra Fund REIT Corp. (“Petra”). Petra is a private real estate investment trust that invests in high-yield and structured assets secured by commercial and residential real estate. The volatility in the debt markets has negatively affected the value of Petra’s assets and its access to capital. KBS REIT I no longer believes that it will be able to collect all amounts estimated to be collected at the time KBS REIT I acquired this debt. In addition, KBS REIT I recorded a provision for portfolio-based loan losses of $54.0 million related to its investment in the remaining real estate loans receivable. The portfolio-based reserve covers the pool of KBS REIT I’s loans that do not have asset-specific reserves. A provision for loan losses is recorded when available information as of each balance sheet date indicates that it is probable that the pool of loans will recognize a loss and the amount of the loss can be reasonably estimated.

In the future, especially given the current market instability, KBS REIT I may recognize material charges for impairment with respect to investments other than those described above or a different impairment charge for investments described above. Moreover, even if KBS REIT I does not recognize any material charge for impairment with respect to an asset, the fair value of the asset may have declined based on general economic conditions or other factors.

Due to the level of share redemption requests already received in 2009 and the amounts KBS REIT I had budgeted from net proceeds from the dividend reinvestment plan for capital expenditures, tenant improvement costs and other funding obligations, on March 25, 2009, KBS REIT I amended and restated its share redemption program. Pursuant to the amended and restated share redemption program, KBS REIT I will limit ordinary redemptions to the net proceeds from the sale of shares under its dividend reinvestment plan during the prior calendar year less amounts it deems necessary from such proceeds to fund current and future capital expenditures, tenant improvements and other costs and obligations related to its investments. Based on its budgeted expenditures, and except with respect to redemptions sought upon a stockholder’s death or qualifying disability, KBS REIT I has disclosed it does not expect to have funds available for redemption for the remainder of the year.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS REIT I, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS REIT I are also available on its web site at www.kbsreit.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT I are incorporated by reference in or otherwise a part of this supplement. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT I files electronically as KBS Real Estate Investment Trust, Inc. with the SEC.

KBS Strategic Opportunity REIT

KBS Strategic Opportunity REIT is currently in registration with the SEC and has not yet commenced its public offering. The KBS Strategic Opportunity REIT prospectus discloses that the program may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS Strategic Opportunity REIT does not list its shares of common stock on a national securities exchange by May 2019, its proposed charter will require that KBS Strategic Opportunity REIT either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached May 2019, none of the actions described in (i) or (ii) above have occurred.

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If a majority of the conflicts committee of KBS Strategic Opportunity REIT would determine that liquidation is not then in the best interests of its stockholders, KBS Strategic Opportunity REIT’s proposed charter would require that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Strategic Opportunity REIT sought and failed to obtain stockholder approval of its liquidation, the KBS Strategic Opportunity REIT charter would not require KBS Strategic Opportunity REIT to list or liquidate, and the company could continue to operate as before. If KBS Strategic Opportunity REIT sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Strategic Opportunity REIT’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Private Programs

During the 10-year period ending December 31, 2008, KBS investment advisors managed 14 private real estate funds, six of which were multi-investor, commingled funds and eight of which were single-client, separate accounts. All of these private funds were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the funds. Six of the 14 private funds managed by KBS investment advisors during the 10-year period ending December 31, 2008 used private REITs to structure the ownership of some of their investments.

Ten of the 14 private real estate funds managed by KBS investment advisors raised approximately $605.5 million of equity capital from 20 institutional investors during the 10-year period ending December 31, 2008. The institutional investors investing in the private funds include public and corporate pension funds, endowments and foundations. For more information regarding the experience of our sponsors in raising funds from investors, see Table I and Table II of the Prior Performance Tables in this supplement. During this 10-year period, four of the 14 private funds managed by KBS investment advisors did not raise any capital and three other private funds did not buy any new assets but raised capital only for on-going capital expenditure requirements.

During the 10-year period ending December 31, 2008, KBS investment advisors acquired 58 real estate investments and invested over $1.2 billion in these assets (including equity, debt and reinvestment of income and sales proceeds) on behalf of the seven private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these seven private funds.

Each of the private funds managed by KBS investment advisors during the 10-year period ending December 31, 2008 have or had (four of the funds have been fully liquidated) investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, they seek to realize growth in the value of their investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets. For each of the private funds, the KBS investment advisor has focused on acquiring a diverse portfolio of real estate investments. The KBS investment advisor typically diversified the portfolios of the private funds by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for 12 of the 14 private funds, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For two of the 14 private funds, the KBS investment advisor is focusing on the acquisition of core real estate assets.

Substantially all of the assets acquired by the private funds have involved commercial properties. During the 10-year period ending December 31, 2008, amount invested (based on purchase price) by property type by KBS investment advisors on behalf of the private funds was: 83% of amount invested in 51 office properties, 9% of amount invested in four industrial properties, 7% of amount invested in commercial mortgage-backed securities, and 1% of amount invested in one retail property and a mortgage loan.

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KBS INVESTMENT ADVISORS – PRIVATE PROGRAMS

CAPITAL INVESTED BY PROPERTY TYPE

The KBS investment advisors for the private funds also sought to diversify the investments of the funds by geographic region as illustrated by the chart below. This chart shows investments in different geographic regions by amount invested (based on purchase price) during the 10-year period ending December 31, 2008. KBS investment advisors have emphasized their investment activity within those regions that have exhibited the potential for strong or sustainable growth. All investments by the private funds were within the United States. Amount invested (based on purchase price) in acquired properties during the 10-year period ending December 31, 2008 by geographic region is as follows: 39% of amount invested in the South in 23 properties, 36% of amount invested in the East in 18 properties, 18% of amount invested in the West in 12 properties and 7% of amount invested in the Midwest in five properties.

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KBS INVESTMENT ADVISORS – PRIVATE PROGRAMS

CAPITAL INVESTED BY REGION

In seeking to diversify the portfolios of the private funds by investment risk, KBS investment advisors have purchased both low risk, high-quality properties and high-quality but under-performing properties in need of repositioning. Substantially all of the properties purchased by the private funds had prior owners and operators.

During the 10-year period ending December 31, 2008, KBS investment advisors have invested over $1.2 billion (including equity, debt and reinvestment of income and sales proceeds) for its clients through seven private funds. Of the properties acquired during the 10-year period ending December 31, 2008, KBS investment advisors had sold 29 properties on behalf of these seven private funds, which represents 50% of all properties these seven private funds had acquired during this period. These seven funds also sold one property during the 10–year period ending December 31, 2008 that had been acquired before January 1, 1999. During the 10-year period ending December 31, 2008, KBS investment advisors sold another 215 properties on behalf of the seven funds that had acquired properties prior to January 1, 1999. KBS investment advisors continue to actively manage the unsold properties of these private funds.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with KBS affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. Historically a majority of the private funds paid (i) asset management fees, (ii) acquisition fees and (iii) real estate commissions, disposition fees and/or incentive fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors or based on gains from the sale of assets.

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For more information regarding the fees paid to KBS affiliates by these private funds and the operating results of these private funds, please see Tables II and III of the Prior Performance Tables in this supplement. Only one of the private funds represented in Table II, which we refer to as Commingled Account 6/99, paid incentive fees during the three years ended December 31, 2008. Two of the 10 private funds in Table II, Commingled Account 6/98 and Commingled Account 6/99, pay incentive fees based on gains from the sale of assets, and both of these funds are in their liquidation stage. The incentive fees for the remaining eight private funds represented in Table II, which we refer to as Commingled Account 12/96, Separate Account 10/97, Separate Account 12/98, Separate Account 6/05, Separate Account 8/05, Separate Account 5/06, Separate Account 10/06 and Separate Account 01/07, are back-end fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors. These back-end incentive fees will be paid during the final liquidation stage of the private funds. Two of the private funds with back-end fees based on participation interests (Commingled Account 12/96 and Separate Account 10/97) are in their liquidation stage.

Adverse changes in general economic conditions have occasionally affected the performance of the private funds. For example, in the mid-1990s, in an effort to take advantage of what the KBS investment advisors believed was attractive, discounted portfolio pricing, five of the private funds invested in real estate portfolios in the Southwest, primarily in Arizona and Texas. These portfolios were composed principally of smaller Class B buildings. The recession, beginning around 1999, resulted in more business failures among smaller tenants typical to Class B buildings. This resulted in higher vacancy rates for these buildings and in the funds investing additional capital to cover the costs of re-letting the properties. The private funds also retained the buildings for a longer period of time so that the buildings would be sufficiently leased for disposition. The five private funds that made such investments were Commingled Account 12/96, Commingled Account 6/98, Commingled Account 6/99, Separate Account 10/97 and Separate Account 12/98. Also in the late 1990s, three private funds, Commingled Account 6/98, Commingled Account 6/99 and Separate Account 12/98, made investments in real estate located in the Northeast, primarily in Massachusetts. At that time, this area had a high concentration of tenants that were technology companies. While the private funds did not have a significant number of technology companies as their tenants, the collapse of the dot-com market did result in a significant amount of office-building space being returned to the marketplace, increasing vacancy rates and substantially lowering market rents. As a result, rental rates on newly leased space and renewals in the buildings owned by these funds decreased. The area’s higher vacancy rates also increased the period of time it took the KBS investment advisors to get the properties to the planned stabilized occupancy level for disposition. These adverse market conditions reduced the distributions made by these private funds and may cause the total returns to investors to be lower than they otherwise would. Separate Account 12/98 is still in its operating stage. The other four funds (Commingled Account 12/96, Separate Account 10/97, Commingled Account 6/98 and Commingled Account 6/99) are currently in their liquidation stage. However, the reduction in availability of financing and the recent deterioration of general economic conditions has led to a more difficult environment for selling properties and other real estate assets. As a result, over the past 12 months, our prior programs that are liquidating their assets have needed more time to sell their assets than they have historically required.

For more information regarding the operating results of the private funds sponsored by KBS investment advisors, information regarding the results of the completed funds and information regarding the sales or disposals of properties by these private funds, please see Tables III, IV and V of the Prior Performance Tables in this supplement.

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PRIOR PERFORMANCE TABLES

As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust II, Inc.

In January 2006, our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., teamed to launch the initial public offering of their first public non-traded REIT, KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I. KBS REIT I launched its initial public offering on January 27, 2006 and ceased offering shares in its primary offering on May 30, 2008. Our sponsors are also sponsoring another public real estate investment trust, KBS Strategic Opportunity REIT, Inc., which is in registration with the Securities and Exchange Commission (“SEC”) as of the date of this filing. Our advisor, KBS Capital Advisors LLC, is also the external advisor to KBS REIT I and KBS Strategic Opportunity REIT.

Since 1992, two of our sponsors, Peter M. Bren and Charles J. Schreiber, Jr., have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate funds that have raised over $2.0 billion of equity from institutional investors (as of December 31, 2008). Together, Messrs. Bren and Schreiber founded KBS Realty Advisors LLC, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS investment advisors.

During the 10-year period ended December 31, 2008, KBS investment advisors have managed 14 private real estate funds, six of which were multi-investor, commingled funds and eight of which were single-client, separate accounts. All of these private funds were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate assets of each of the funds. Six of the 14 private funds managed by KBS investment advisors during the 10-year period ending December 31, 2008 used private REITs to structure the ownership of some of their investments.

KBS REIT I and each of the private funds managed by KBS investment advisors during the 10-year period ending December 31, 2008 have or had (four of the funds have been fully liquidated) investment objectives that are similar to ours. KBS REIT I and each of the private funds have focused upon acquiring diverse portfolios of real estate investments. The KBS investment advisors of the private funds typically diversified the portfolios of the funds by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for 12 of the 14 private funds, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For two of the 14 private funds, the KBS investment advisor focused on the acquisition of core real estate assets. KBS REIT I has targeted approximately 70% core investments, which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover, and approximately 30% enhanced-return properties and real estate-related investments, including mortgage loans, mezzanine debt, mortgage-backed securities and other similar structured finance investments. Like KBS REIT I, we will seek to diversify our assets by investment risk by making investments in core properties and real estate-related assets. We intend to allocate between 60% and 70% of our portfolio to investments in core properties and between 30% and 40% of our portfolio to mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

The tables presented herein provide summary unaudited information related to the historical experience of KBS REIT I and the private real estate funds sponsored by KBS investment advisors. By purchasing shares in this offering, investors will not acquire any ownership interest in any funds to which the information herein relates and investors should not assume that they will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the business of the private funds discussed were conducted through privately-held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that apply to us as a publicly offered REIT.

The following tables are included herein:

•	Table I – Experience in Raising and Investing Funds;

•	Table II – Compensation to Sponsor;

•	Table III – Operating Results of Prior Programs;

•	Table IV – Results of Completed Programs; and

•	Table V – Sales or Disposals of Properties.

The information in these tables should be read together with the “Prior Performance Summary” included in this supplement no. 16.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table I provides a summary of the experience of KBS investment advisors in raising and investing funds for programs that have had offerings close during the three years ended December 31, 2008. Information is provided as to the manner in which the proceeds of the offerings have been applied. Each of the programs presented have investment objectives similar to ours. The KBS investment advisor typically diversified the portfolios of these programs by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for Separate Account 6/05 and Separate Account 8/05, the KBS investment advisor was focused on the acquisition of core real estate assets, and in constructing the portfolios for Separate Account 5/06, Separate Account 10/06 and Separate Account 01/07, the KBS investment advisor is focusing on the acquisition of a mix of value-added, enhanced return and core real estate assets. KBS REIT I has targeted approximately 70% core investments and approximately 30% enhanced-return properties and real estate-related investments. We will seek to diversify our assets by investment risk by making investments in core properties and other real estate-related assets. We intend to allocate between 60% and 70% of our portfolio to investments in core properties and between 30% and 40% of our portfolio to mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. All percentage amounts except “Percent leveraged” represent percentages of the dollar amount raised for each program.

	SEPARATE	SEPARATE	SEPARATE	SEPARATE	SEPARATE
	ACCOUNT	ACCOUNT	ACCOUNT	ACCOUNT	ACCOUNT	KBS
	6/05	8/05	5/06	10/06	01/07	REIT I
Dollar amount offered	$50,043,000	$49,180,000	$50,012,000	$47,974,000	$12,750,000	$2,000,000,000

Dollar amount raised	$50,043,000	$49,180,000	$50,012,000	$47,974,000	$12,750,000	$1,703,298,000

Percentage amount raised	100.0%	100.0%	100.0%	100.0%	100.0%	85.2%

Percentage available for investment before offering expenses and reserves	100.0%	100.0%	100.0%	100.0%	100.0%	100%

Less offering expenses:

Selling commissions and dealer manager fees	-	-	-	-	-	9.1%

Organizational and offering expenses	-	-	-	-	-	1.0%

Reserves	-	-	-	-	-	-

Percentage available for investment after offering expenses and reserves	100.0%	100.0%	100.0%	100.0%	100.0%	89.9%

Acquisition costs:

Prepaid items and fees related to purchase of property	-	-	-	-	-	-
Purchase price (cash down payment) (1)	251.1%	245.9%	253.5%	239.1%	204.4%	176.2%
Acquisition fees (2)	2.5%	2.5%	2.5%	2.4%	2.0%	1.3%
Other capitalized costs (3)	1.2%	1.5%	2.1%	0.9%	1.2%	0.9%

Total acquisition costs (includes mortgage financing) (4)	254.8%	249.9%	258.1%	242.4%	207.6%	178.4%

Percent leveraged (5)	60.8%	62.0%	64.4%	64.2%	55.1%	49.4%

Date offering began	(6)	(7)	(8)	(9)	(10)	01/27/2006 (11)
Length of offering (in months)	(6)	(7)	(8)	(9)	(10)	28 (11)
Months to invest 90% of amount available for investment	(6)	(7)	(8)	(9)	(10)	31 (11)

(1) “Purchase price (cash down payment)” includes both debt- and equity-financed payments. See the “Percent leveraged” line for the approximate percentage of the purchase price financed with mortgage or other debt.

(2) Represents acquisition fees as if they were calculated as a percentage of dollar amount raised. Acquisition fees of these programs are calculated as a percentage of purchase price (including leverage used to fund the acquisition) plus other capitalized costs and are paid to the KBS sponsor.

(3) Other capitalized costs include legal fees, outside broker fees, environmental studies, title and other closing costs.

(4) Total acquisition costs include the cash down payment, acquisition fees, other capitalized costs and mortgage financing.

(5) “Percent leveraged” represents financing outstanding as of December 31, 2008 divided by total acquisition cost for properties acquired.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(6) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 6/05 made its first investment in June 2005. The program has made a total of five separate investments through December 2008.

(7) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 8/05 made its first investment in October 2005. The program has made a total of five separate investments through December 2008.

(8) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 5/06 made its first investment in September 2006. The program has made a total of five separate investments through December 2008.

(9) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2008.

(10) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made one investment through December 2008.

(11) KBS REIT I is a publicly-registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008 and has now terminated its primary offering upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT I continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are omitted from Table I. As of December 31, 2008, KBS REIT I owned 64 real estate properties, one master lease, 21 real estate loans receivable, and two investments in securities directly or indirectly backed by commercial mortgage-backed securities.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table II summarizes the amount and type of compensation paid to KBS affiliates during the three years ended December 31, 2008 in connection with 1) each program sponsored by a KBS investment advisor that had offerings close during this period and 2) all other programs that have made payments to KBS affiliates during this period. All of the programs represented in the table below have or had investment objectives similar to ours. The KBS investment advisor for the private funds typically diversified the portfolios of these programs by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for the private programs, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, with a focus primarily on value-added and enhanced-return assets, except that for Separate Account 6/05 and Separate Account 8/05, the KBS investment advisor was focused on the acquisition of core real estate assets. KBS REIT I has targeted approximately 70% core investments, which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover, and approximately 30% enhanced-return properties and real estate-related investments. Like KBS REIT I, we will seek to diversify our assets by making investments in core properties and real estate-related assets. We intend to allocate between 60% and 70% of our portfolio to investments in core properties and between 30% and 40% of our portfolio to mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. All figures are as of December 31, 2008.

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Commingled Account 12/96 (1)	Commingled Account 6/98 (2)	Commingled Account 6/99 (3)	Separate Account 10/97 (4)	Separate Account 12/98 (5)	Separate Account 6/05 (6)	Separate Account 8/05 (7)	Separate Account 5/06 (8)	Separate Account 10/06 (9)	Separate Account 01/07(10)	KBS REIT I (11)
Date offering commenced	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)
Dollar amount raised	$266,125,050	$216,650,000	$187,000,000	$153,016,700	$210,967,612	$50,043,000	$49,180,000	$50,012,000	$47,974,000	$12,750,000	$1,774,585,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$44,263,000 (16)
Acquisition fees:
- real estate commissions	-	-	-	-	-	-	-	-	-	-	-
- advisory fees (12)	-	-	-	-	-	185,000	395,000	1,298,000	1,198,000	262,000	21,700,000
- other	-	-	-	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-	-	-	-
Dollar amount of cash generated from operations before deducting payments to sponsors	$22,514,000	$20,781,000	$21,397,000	$6,732,000	$10,257,000	$13,637,000	$11,983,000	$12,958,000	$10,273,000	$424,000	$179,614,000
Amount paid to sponsor from operations:
Property management fees (13)	$3,567,000	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Partnership and asset management fees	1,719,000	1,810,000	1,771,000	1,224,000	2,445,000	3,529,000	3,352,000	2,411,000	2,097,000	146,000	20,128,000 (17)
Reimbursements	-	-	-	-	-	-	-	-	-	-	-
Leasing commissions (13)	1,978,000	-	-	-	-	-	-	-	-	-	-
Construction management fees (13)	24,000	-	-	-	-	-	-	-	-	-	-
Loan servicing fees	-	-	-	-	-	-	-	-	-	-	-
Dollar amount of property sales and refinancing before deducting payments to sponsors (14)
- cash	$57,222,000	$166,628,000	$143,018,000	$111,797,000	$73,325,000	$7,444,000	$5,638,000	$-	$1,811,000	$-	$-
- notes	-	-	-	-	-	-	-	-	-	-	-
Amounts paid to sponsor from property sales and refinancing:
-Real estate commissions (13)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
-Disposition fees	-	600,000	514,000	-	-	-	-	-	-	-	-
- Incentive fees (15)	-	-	68,000	-	-	-	-	-	-	-	-
- Other	-	-	-	-	-	-	-	-	-	-	-

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) This program made payments to KBS affiliates during the three years ended December 31, 2008; however, it did not close any offerings during this period. Commingled Account 12/96 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1996.

(2) This program made payments to KBS affiliates during the three years ended December 31, 2008; however, it did not close any offerings during this period. Commingled Account 6/98 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in June 1998.

(3) This program made payments to KBS affiliates during the three years ended December 31, 2008; however, it did not close any offerings during this period. Commingled Account 6/99 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. The account made its first investment in June 1999.

(4) This program made payments to KBS affiliates during the three years ended December 31, 2008; however, it did not close any offerings during this period. Separate Account 10/97 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in October 1997.

(5) This program made payments to KBS affiliates during the three years ended December 31, 2008; however, it did not close any offerings during this period. Separate Account 12/98 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1998.

(6) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 6/05 made its first investment in June 2005. The program has made a total of five separate investments through December 2008. For more information about this program’s experience in raising capital, see Table I.

(7) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 8/05 made its first investment in October 2005. The program has made a total of five separate investments through December 2008. For more information about this program’s experience in raising capital, see Table I.

(8) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 5/06 made its first investment in September 2006. The program has made a total of five separate investments through December 2008. For more information about this program’s experience in raising capital, see Table I.

(9) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2008. For more information about this program’s experience in raising capital, see Table I.

(10) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made one investment through December 2008. For more information about this program’s experience in raising capital, see Table I.

(11) KBS REIT I is a publicly registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008 and has now terminated its primary offering upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT I continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table, but are omitted from Table I. As of December 31, 2008, KBS REIT I owned 64 real estate properties, one master lease, 21 real estate loans receivable, and two investments in securities directly or indirectly backed by commercial mortgage-backed securities. For more information about this program’s experience in raising capital, see Table I.

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(12) Advisory fees are acquisition fees that are calculated as a percentage of purchase price plus other capitalized costs and are paid to the KBS sponsor. Separate Account 06/05, Separate Account 08/05, Separate Account 05/06, Separate Account 10/06 and Separate Account 01/07 also pay fees on amounts subsequently funded for capital improvements, tenant improvement costs and allowance and leasing costs, and these fees are included under advisory fees for these funds.

(13) Fees paid to parties affiliated with the general partner of the program.

(14) Dollar amount of property sales and refinancing represents capital from property sales and refinancing that were used to make distributions to investors.

(15) Only one of the private funds represented in this table, Commingled Account 6/99, paid incentive fees during the three years ended December 31, 2008. Two of the 10 private funds listed in this table, Commingled Account 6/98 and Commingled Account 6/99, pay incentive fees based on gains from the sale of assets. The incentive fees for the remaining eight private funds represented in this table (Commingled Account 12/96, Separate Account 10/97, Separate Account 12/98, Separate Account 6/05, Separate Account 8/05, Separate Account 5/06, Separate Account 10/06 and Separate Account 01/07) are back-end fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors. These back-end incentive fees will be paid during the final liquidation stage of the funds. Four of the private funds presented in this table (Commingled Account 12/96, Commingled Account 6/98, Commingled Account 6/99 and Separate Account 10/97) are in their liquidation stage. KBS REIT I may pay subordinated inventive fees based on participation in the net cash flows of the fund (whether from continuing operations, net sale proceeds or otherwise), after achieving a stipulated return for investors. Upon listing, KBS REIT I may pay a subordinated incentive fee to its external advisor if investors have received a stipulated return. However, any portion of a subordinated participation in net cash flows paid by KBS REIT I would offset the amount otherwise due pursuant to the subordinated incentive listing fee.

(16) Underwriting fees include (i) dealer manager fees paid to the KBS-affiliated dealer manager that are not reallowed to participating broker-dealers as a marketing fee, (ii) the reimbursed portion of a dual employee’s salary paid by the KBS-affiliated dealer manager attributable to time spent planning and coordinating training and education meetings on behalf of KBS REIT I, (iii) the reimbursed travel, meal and lodging costs of wholesalers and other registered persons of the KBS-affiliated dealer manager attending retail conferences and training and education meetings, (iv) reimbursed costs for promotional items for broker-dealers paid for by the KBS-affiliated dealer manager, (v) reimbursed legal fees paid for by the KBS-affiliated dealer manager and (vi) reimbursed attendance and sponsorship fees incurred by employees of the KBS-affiliated dealer manager and its affiliates to attend retail conferences sponsored by participating broker-dealers and other meetings with participating broker-dealers.

(17) As of December 31, 2008, this program had incurred but unpaid performance fees totaling $2.8 million.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table summarizes the operating results of programs sponsored by KBS investment advisors that have had offerings close during the five years ended December 31, 2008. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of the private programs has investment objectives similar to ours. The KBS investment advisor typically diversified the portfolios of the private programs by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for three of these programs, Separate Account 5/06, Separate Account 10/06 and Separate Account 01/07, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, with a focus primarily on value-added and enhanced-return assets. In constructing the portfolios for Separate Account 6/05 and Separate Account 8/05, the KBS investment advisor was focused on the acquisition of core real estate assets. KBS REIT I has targeted approximately 70% core investments and approximately 30% enhanced-return properties and real estate-related investments. We will seek to diversify our assets by investment risk by making investments in core properties and other real estate-related assets. We intend to allocate between 60% and 70% of our portfolio to investments in core properties and between 30% and 40% of our portfolio to mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. All figures are as of December 31 of the year indicated, except as otherwise noted.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 5/06			Separate Account 10/06
	2006	2007	2008	2006	2007	2008
Gross revenues	$2,526,000	$16,480,000	$16,447,000	$354,000	$13,628,000	$14,723,000
Profit (loss) on sale of properties	-	-	-	-	-	-
Less: Operating expenses(1)	(1,503,000)	(7,855,000)	(7,907,000)	(428,000)	(7,653,000)	(8,070,000)
Interest expense	(878,000)	(4,810,000)	(4,824,000)	(122,000)	(4,146,000)	(4,383,000)
Depreciation(2)	-	-	-	-	-	-
Unrealized gain (loss)(2)	-	4,905,000	(2,756,000)	-	5,327,000	971,000

Net income (loss) - GAAP basis(2)	$145,000	$8,720,000	$960,000	$(196,000)	$7,156,000	$3,241,000

Taxable income:
From operations	$97,000	$1,539,000	$1,155,000	$(183,000)	$(207,000)	$123,000
From gain (loss) on sale	-	-	-	-	-	-
Cash generated (deficiency) from operations	855,000	5,816,000	3,876,000	1,769,000	3,681,000	2,726,000
Cash generated (deficiency) from sales	-	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-	-

Total cash generated from operations, sales and refinancing	855,000	5,816,000	3,876,000	1,769,000	3,681,000	2,726,000
Less: Cash distributions to investors
- From operating cash flow	(640,000)	(3,525,000)	(3,560,000)	(100,000)	(3,135,000)	(3,355,000)
- From sales and refinancing	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions	215,000	2,291,000	316,000	1,669,000	546,000	(629,000)
Less: Special items (not including sales and refinancing)	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$215,000	$2,291,000	$316,000	$1,669,000	$546,000	$(629,000)

Tax and Distribution Data per $1,000 Invested(3)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$11	$31	$23	$(127)	$(5)	$3
-from recapture	-	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	70	71	71	70	71	71
- from return of capital	-	-	-	-	-	-

Total distribution on GAAP basis	$70	$71	$71	$70	$71	$71

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-	-
- from operations	70	71	71	70	71	71

Total distributions on cash basis	$70	$71	$71	$70	$71	$71

Amounts (in percentage terms) remaining in program properties as of December 31, 2008(4)	100%	100%	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2008.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Separate Account 01/07

2008
Gross revenues	$1,442,000
Profit (loss) on sale of properties	-
Less: Operating expenses(1)	(996,000)
Interest expense	(608,000)
Depreciation(2)	-
Unrealized gain (loss)(2)	(998,000)

Net income (loss) - GAAP basis(2)	$(1,160,000)

Taxable income:
From operations	$(491,000)
From gain (loss) on sale	-
Cash generated (deficiency) from operations	278,000
Cash generated (deficiency) from sales	-
Cash generated from refinancing	-

Total cash generated from operations, sales and refinancing	278,000
Less: Cash distributions to investors
- From operating cash flow	(695,000)
- From sales and refinancing	-

Cash generated (deficiency) after cash distributions	(417,000)
Less: Special items (not including sales and refinancing)	-

Cash generated (deficiency) after cash distributions and special items	$(417,000)

Tax and Distribution Data per $1,000 Invested(3)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$(50)
-from recapture	-
Capital gain (loss)	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	71
- from return of capital	-

Total distribution on GAAP basis	$71

Source (on cash basis)
- from sales	$-
- from refinancing	-
- from operations	71

Total distributions on cash basis	$71

Amounts (in percentage terms) remaining in program properties as of December 31, 2008(4)	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2008.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 6/05				Separate Account 8/05
	2005	2006	2007	2008	2005	2006	2007	2008
Gross revenues	$4,045,000	$12,215,000	$13,348,000	$14,945,000	$1,110,000	$10,653,000	$13,149,000	$12,932,000
Profit (loss) on sale of properties	-	-	-	-	-	-	-	-
Less: Operating expenses(1)	(2,098,000)	(5,128,000)	(5,407,000)	(5,625,000)	(599,000)	(5,228,000)	(4,965,000)	(5,210,000)
Interest expense	(1,524,000)	(4,856,000)	(5,349,000)	(5,394,000)	(454,000)	(4,342,000)	(5,489,000)	(5,504,000)
Depreciation(2)	-	-	-	-	-	-	-	-
Unrealized gain (loss) (2)	-	2,038,000	5,361,000	(3,752,000)	-	6,381,000	2,111,000	(444,000)

Net income (loss) - GAAP basis(2)	$423,000	$4,269,000	$7,953,000	$174,000	$57,000	$7,464,000	$4,806,000	$1,774,000

Taxable income:
From operations	$482,000	$(61,000)	$82,000	$1,135,000	$23,000	$(879,000)	$225,000	$(246,000)
From gain (loss) on sale	-	-	-	-	-	-	-	-

Cash generated (deficiency) from operations	2,337,000	3,316,000	3,063,000	3,729,000	1,601,000	3,433,000	2,681,000	2,517,000
Cash generated (deficiency) from sales	-	-	-	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-	-	-	-

Total cash generated from operations, sales and refinancing	2,337,000	3,316,000	3,063,000	3,729,000	1,601,000	3,433,000	2,681,000	2,517,000
Less: Cash distributions to investors
- From operating cash flow	(1,505,000)	(3,560,000)	(3,559,000)	(3,560,000)	(470,000)	(3,190,000)	(3,500,000)	(3,500,000)
- From sales and refinancing	-	-	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions	832,000	(244,000)	(496,000)	169,000	1,131,000	243,000	(819,000)	(983,000)
Less: Special items (not including sales and refinancing)	-	-	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$832,000	$(244,000)	$(496,000)	$169,000	$1,131,000	$243,000	$(819,000)	$(983,000)

Tax and Distribution Data per $1,000 Invested(3)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$23	$(1)	$2	$23	$3	$(20)	$5	$(5)
-from recapture	-	-	-	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	72	71	71	71	70	71	71	71
- from return of capital	-	-	-	-	-	-	-	-

Total distribution on GAAP basis	$72	$71	$71	$71	$70	$71	$71	$71

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-	-	-	-
- from operations	72	71	71	71	70	71	71	71

Total distributions on cash basis	$72	$71	$71	$71	$70	$71	$71	$71

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2008(4)	100%	100%	100%	100%	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2008.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	KBS REIT I
	2006	2007	2008
Gross revenues	$6,248,000	$100,302,000	$282,641,000
Profit (loss) on sale of properties	-	-	-
Less: Operating expenses (1)	(3,455,000)	(32,465,000)	(86,767,000)
Interest expense	(2,826,000)	(33,368,000)	(68,303,000)
Depreciation	(2,538,000)	(42,916,000)	(97,021,000)
Loss on derivative instruments	-	(1,524,000)	(303,000)
Provision for loan losses	-	-	(104,000,000)
Other-than-temporary impairment of marketable real estate securities	-	-	(50,079,000)
Minority interest in net loss of consolidated entity	-	2,773,000	3,205,000

Net income (loss) - GAAP basis	$(2,571,000)	$(7,198,000)	$(120,627,000)

Taxable income:
From operations	$(970,000)	$15,774,000	$(66,297,000)
From gain (loss) on sale	-	-	-
Cash generated (deficiency) from operations	326,000	43,982,000	115,178,000
Cash generated (deficiency) from sales	-	-	-
Cash generated from refinancing	-	-	-

Total cash generated from operations, sales and refinancing	326,000	43,982,000	115,178,000
Less: Cash distributions to investors
- From operating cash flow	(386,000)	(32,162,000)	(104,264,000)
- From sales and refinancing	-	-	-
- Other (2)	(900,000)	(700,000)	-

Cash generated (deficiency) after cash distributions	(960,000)	11,120,000	10,914,000
Less: Special items (not including sales and refinancing)	-	-	-

Cash generated (deficiency) after cash distributions and special items	$(960,000)	$11,120,000	$10,914,000

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$(52)	$34	$44
- from recapture	-	-	-
Capital gain (loss)	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	-	36	44
- from return of capital	69	34	26

Total distribution on GAAP basis	$69	$70	$70

Source (on cash basis)
- from sales	$-	$-	$-
- from refinancing	-	-	-
- from other (2)	48	2	-
- from operations	21	68	70

Total distributions on cash basis	$69	$70	$70

Amounts (in percentage terms) remaining in program properties as of December 31, 2008 (4)	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) Represents advances made by the advisor of KBS REIT I to pay dividends.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2008.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table IV summarizes the results of the program sponsored by a KBS investment advisor that has completed its operations and sold all of its properties during the five years ended December 31, 2008. The program represented in the table below had investment objectives that were similar to ours. The KBS investment advisor diversified the portfolio of this private program by property type and geographic region as well as investment size and investment risk. In constructing the portfolio for this program, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, with a focus primarily on value-added and enhanced-return assets. Like this fund, we will also seek to diversify our assets by investment risk by making investments in core properties and other real estate-related assets. We intend to allocate between 60% and 70% of our portfolio to investments in core properties and between 30% and 40% of our portfolio to mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

Commingled
Account 5/95 (1)
Dollar amount raised	$273,100,000 (1)

Number of properties purchased/developed	32
Date of closing of offering	(1)
Date of first sale of property	11/95
Date of final sale of property	9/05
Tax and distribution data per $1,000 invested through
Federal income tax results:
Ordinary income (loss):
- from operations	$295
- from recapture	-
Capital gain	230
Deferred gain:
Capital	-
Ordinary	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	519
- from return of capital	1,000

Total distribution on GAAP basis	$1,519

Source (on cash basis)
- from sales	$1,188
- from refinancing	-
- from operations	331

$1,519

(1) This program was a multi-investor, commingled fund that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber served as the general partner. The investors in this partnership contributed a total of $273,100,000 between April 1995 and May 1998.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by programs sponsored by KBS investment advisors during the three years ended December 31, 2008. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table have or had investment objectives similar to ours. The KBS investment advisor typically diversified the portfolios of these private programs by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for these private programs, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core properties and other real estate-related assets. We intend to allocate between 60% and 70% of our portfolio to investments in core properties and between 30% and 40% of our portfolio to mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Sale	Adjustments Resulting from Application of GAAP	Total (1)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvements Closing and Soft Costs(2)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures (3)
Separate Account 12/98
4 & 6 Omni Way	7/00	12/06	$16,407,366	$-	$-	$-	$16,407,366	$5,746,021	$14,614,236	$20,360,257	$6,786,081
1010 Lamar	12/98	11/07	39,456,358	-	-	-	39,456,358	-	33,892,540	33,892,540	3,407,239
Commingled Account 12/96
Kirkwood Atrium	8/97	12/07	$22,254,714	$-	$-	$-	$22,254,714	$-	$21,543,253	$21,543,253	$9,845,880
Boulder Tower	5/97	12/07	31,376,678	-	-	-	31,376,678	-	31,289,749	31,289,749	18,780,130
Interchange Business Center	8/97	6/08	3,332,649	-	-	-	3,332,649	-	4,452,054	4,452,054	1,145,948
Bammel Land NWC & SWC	8/97	7/08	107,166	-	-	-	107,166	-	419,123	419,123	(291,255)
Commingled Account 6/98
Briarwood One	6/98	7/06	$7,142,746	$-	$-	$-	$7,142,746	$-	$8,727,826	$8,727,826	$5,005,375
World Houston Plaza	9/98	12/06	29,066,087	-	-	-	29,066,087	-	37,906,474	37,906,474	21,003,075
Camelwest Plaza (Partial Sale of Land)	7/98	12/06	13,258	-	-	-	13,258	-	13,258	13,258	-
2400 N. Central (Partial Sale of Land)	7/98	12/06	33,989	-	-	-	33,989	-	33,989	33,989	-
725 Concord	8/98	2/07	17,855,792	-	-	-	17,855,792	-	16,184,402	16,184,402	9,237,455
702 E. Osborn	7/98	3/07	3,276,065	-	-	-	3,276,065	-	4,520,933	4,520,933	621,893
4141 Rockside	11/98	4/07	6,735,329	-	-	-	6,735,329	-	9,011,927	9,011,927	3,010,563
6161 Oaktree	11/98	4/07	5,293,419	-	-	-	5,293,419	-	9,011,716	9,011,716	2,531,272
Wells Fargo Bank Tower	8/98	6/07	8,686,198	-	-	-	8,686,198	-	14,537,983	14,537,983	4,641,566
Fairmount Place	7/98	8/07	9,378,362	-	-	-	9,378,362	-	9,537,574	9,537,574	3,396,914
2400 N. Central	7/98	8/07	5,833,884	-	-	-	5,833,884	-	7,142,484	7,142,484	1,150,763
2810 Parham	9/98	11/07	15,309,241	-	-	-	15,309,241	-	15,943,101	15,943,101	6,420,623
Bridgewood I	6/98	12/07	8,651,332	-	-	-	8,651,332	-	12,851,145	12,851,145	2,766,070
Bridgewood II	6/98	12/07	10,037,948	-	-	-	10,037,948	-	14,724,169	14,724,169	4,081,739
Mesa Executive Park (Phoenix)	7/98	7/08	6,899,415	-	-	-	6,899,415	-	12,427,575	12,427,575	5,336,154
Camelwest Plaza (Phoenix)	7/98	7/08	9,038,695	-	-	-	9,038,695	-	21,155,705	21,155,705	7,942,093
Scottsdale Financial Center I (Phoenix)	7/98	8/08	18,540,448	-	-	-	18,540,448	-	21,334,261	21,334,261	12,252,184
Paragon Plaza (Phoenix)	7/98	9/08	4,272,563	-	-	-	4,272,563	-	9,389,304	9,389,304	3,629,108
Commingled Account 6/99
2 Elizabeth	5/01	10/06	$11,732,202	$-	$-	$-	$11,732,202	$-	$11,986,569	$11,986,569	$6,954,639
Northridge Pavilion	12/99	11/06	10,217,767	-	-	-	10,217,767	-	11,825,301	11,825,301	5,228,537
The Escalade	2/00	12/06	18,426,440	-	-	-	18,426,440	-	15,787,480	15,787,480	7,728,302
Enterprise Center	10/99	12/06	9,002,202	-	-	-	9,002,202	-	11,150,102	11,150,102	4,181,769
Baytech Center	10/99	2/07	11,640,758	-	-	-	11,640,758	-	9,229,500	9,229,500	4,216,068
Montlimar Place	10/99	4/07	18,001,260	-	-	-	18,001,260	-	18,118,239	18,118,239	8,031,026
Financial Plaza	12/99	4/07	16,501,781	-	-	-	16,501,781	-	18,847,245	18,847,245	5,303,751
3535 Travis Place	10/99	9/07	16,711,575	-	-	-	16,711,575	-	14,765,964	14,765,964	3,810,524
32 Nagog Condo Interest	9/99	11/07	316,542	-	-	-	316,542	-	113,502	113,502	1,044,963
205 W. Wacker	9/99	7/08	29,885,478	-	-	-	29,885,478	-	33,542,481	33,542,481	12,030,365
Separate Account 10/97
Eaton Center	12/97	6/07	$34,873,850	$29,405,000	$-	$-	$64,278,850	$-	$70,921,107	$70,921,107	$43,251,227
340/350 N. Sam Houston	1/98	10/07	6,171,131	-	-	-	6,171,131	-	13,920,506	13,920,506	3,293,537
650 N. Sam Houston	1/98	12/07	13,058,208	-	-	-	13,058,208	-	12,867,155	12,867,155	5,020,261
Cypress Tower	12/97	3/08	17,001,847	-	-	-	17,001,847	-	18,128,596	18,128,596	8,134,592

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) See also the table immediately below that sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss).

(2) Acquisition costs include acquisition fees paid to sponsor. Soft costs include legal fees, environmental studies, title and closing costs related to the acquisition and closing of the asset. Amounts shown do not include pro rata share of program offering costs nor do they include any program administration costs not related to the operation of the property.

(3) Does not include any program administration costs not related to the operation of the property.

*This table does not include an interest in a mezzanine loan acquired by KBS REIT I on September 24, 2007 that was paid down in full by the borrower of the loan on November 19, 2007, prior to the stated maturity date.

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss) for properties sold by programs sponsored by KBS investment advisors during the three years ended December 31, 2008.

	Taxable Gain	Capital Gain	Ordinary Gain
Property	(Loss)	(Loss)	(Loss)
Separate Account 12/98
4 & 6 Omni Way	$(1,539,549)	$(1,539,549)	$-
1010 Lamar	11,701,036	11,701,036	-

Commingled Account 12/96
Kirkwood Atrium	$5,676,673	$5,676,673	$-
Boulder Tower	6,737,388	6,737,388	-
Interchange Business Center	166,888	166,888	-
Bammel Land NWC & SWC	311,958	311,958	-

Commingled Account 6/98
Briarwood One	$(117,791)	$(117,791)	$-
World Houston Plaza	(882,008)	(882,008)	-
Camelwest Plaza (Partial Sale of Land)	-	-	-
2400 N. Central (Partial Sale of Land)	-	-	-
725 Concord	4,062,524	4,062,524	-
702 E. Osborn	(456,284)	(456,284)	-
4141 Rockside	(671,420)	(671,420)	-
6161 Oaktree	(2,177,945)	(2,177,945)	-
Wells Fargo Bank Tower	(3,163,591)	(3,163,591)	-
Fairmont Place	1,746,670	1,746,670	-
2400 N. Central (Partial Sale of Land)	(207,461)	(207,461)	-
2810 Parham	2,674,203	2,674,203	-
Bridgewood I	(1,886,845)	(1,886,845)	-
Bridgewood II	(1,942,590)	(1,942,590)	-
Mesa Executive Park (Phoenix)	(3,142,272)	(3,142,272)	-
Camelwest Plaza (Phoenix)	(7,708,517)	(7,708,517)	-
Scottsdale Financial Center I (Phoenix)	1,623,264	1,623,264	-
Paragon Plaza (Phoenix)	(3,252,219)	3,252,219	-

Commingled Account 6/99
2 Elizabeth	$1,148,892	$1,148,892	$-
Northridge Pavilion	423,652	423,652	-
The Escalade	5,410,889	5,410,889	-
Enterprise Center	(364,081)	(364,081)	-
Baytech Center	3,874,019	3,874,019	-
Montlimar Place	2,902,418	2,902,418	-
Financial Plaza	829,147	829,147	-
3535 Travis Place	4,597,485	4,597,485	-
32 Nagog Condo Interest	227,114	227,114	-
205 W. Wacker	2,667,925	2,667,925	-

Separate Account 10/97
Eaton Center	$8,293,580	$8,293,580	$-
340/350 N. Sam Houston	(5,113,156)	(5,113,156)	-
650 N. Sam Houston	2,795,943	2,795,943	-
Cypress Tower	1,916,097	1,916,097	-